Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-66090, 333-115148-01 and 333-12987) of Dynegy Holdings Inc. of our report dated March 14, 2006 relating to the financial statements of West Coast Power LLC, which appears in this Current Report on Form 8-K of Dynegy Holdings Inc. dated May 15, 2007.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers LLP
Houston, Texas
May 15, 2007